Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 19st, 2006 by and between Celtron International Inc., (OTCBB:CLTR), a Nevada corporation, with its principal office at 6779 Mesa Ridge Road, San Diego, California 92121 (the “Company”), and John Phillips (“Employee,” and collectively with the Company, the “Parties”), with reference to the following facts:

A. The Parties are parties to that certain Contract for Service dated November 9, 2005, as amended (the “Existing Agreement”) pursuant to which, among other things, Employee has been employed by the Company as an executive officer.

B. The Parties desire to terminate the Existing Agreement and enter into this Agreement.

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1 Employment. Upon the terms and conditions hereinafter set forth, the Company employs Employee, and Employee hereby accepts employment, as Chief Executive Officer (“CEO”) and President of Celtron International, Inc., a public company (OTCBB:CLTR)

1.2 Duties. Employee shall perform such duties for the Company as are prescribed by applicable job specifications for the CEO and President, by the Bylaws of the Company and such other or additional duties, consistent with such Bylaws, as may be assigned to him from time to time by the Chairman of the Board or the Board of Directors of the Company (the “Board”). Employee shall report directly to the Chairman of the Board. Employee understands and the Company agrees, that all other employees of the Company and its subsidiaries will report to Employee in his capacity as CEO of the parent company. The Company agrees to continue to nominate Employee for re-election as a member of the Board at the expiration of each term of office, and he has agreed to continue to serve on the Board if elected.

1.3 Exclusive Employment. Employee agrees to devote all of Employee’s business time, energy and efforts to the business of the Company and will use Employee’s best efforts and abilities faithfully and diligently to promote the Company’s business interests. For so long as Employee is employed by the Company, or for so long as Employee is receiving severance under Section 4.3.1 of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by

Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

1.3.1 make and manage personal business investments of Employee’s choice without consulting the Board; and

1.3.2 serve in any capacity with any non-profit civic, educational or charitable organization without consulting with the Chairman of the Board.

1.4 Indemnification. The Company shall indemnify Employee in accordance with Section 317 of the California General Corporation Law.

1.5 Covenants of Employee

1.5.1 Reports. The Employee shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Chairman of the Board.

1.5.2 Rules and Regulations. The Employee shall obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with his duties hereunder and shall endeavor to improve his ability and knowledge of the Company’s business in an effort to increase the value of his services for the mutual benefit of the Company and the Employee.

1.5.3 Opportunities. The Employee shall make all business opportunities of which he becomes aware that are relevant to the Company’s business available to the Company, and to no other person or entity or to himself individually.

ARTICLE II

COMPENSATION

2.1 Base Salary. During the period commencing the date hereof and ending upon the termination of Employee’s employment (the “Term”), for all services rendered by Employee hereunder and all covenants and conditions undertaken by both Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual base salary (“Base Salary”) of $225,000. This Base Salary shall be payable in accordance with the normal payroll practices of the Company.

2.2 Incentive Compensation. Employee will be eligible for an incentive compensation plan consistent with the role of the highest ranking officer of the company. Incentive compensation shall be a plan put in place by the Board of Directors on an annual basis pursuant to this agreement.

2.2.1 As an initial Incentive Compensation plan for Employee, the Company shall grant Employee an option concurrently with the execution of this agreement, to purchase 4,000,000 shares of the Company’s Class A common stock at $0.09 per share.

2.2.2 Employee shall receive a cash bonus of $35,000 for each subsidiary or division of the company that achieves 100% of approved budget for each calendar year.

2.2.3 The Company will pay to Employee, or a party designated by the Employee, $1,500 per month as an auto allowance.

2.3 Prior Option. Employee currently has one option to purchase 1,923,076 shares of the Company’s Class A common Stock at $0.312 issued under Employees November 9, 2005. Said option shall be re-priced at $0.15 per share.

2.4 Performance and Salary Review. Employee’s performance will be reviewed on no less than an annual basis. The Board may, but shall not be obligated to increase Employee’s Base Salary from time to time. Employee’s Base Salary may not be reduced below $225,000 without Employee’s consent.

2.5 Vacation. Employee shall be entitled to twenty five (25) days vacation time each year with full pay. Rights for leave are described in the Company vacation policy.

2.6 Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 2 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

2.7 Vesting of Shares. The Company agrees that all of the restricted shares of Common Stock purchased by Employee pursuant to that certain Restricted Stock Agreement dated July 28, 2005 shall be deemed “Vested Shares” under such Agreement and are free of the Company’s Repurchase Right (as defined in such Agreement). Company further agrees that there are no outstanding rights or claims by the company against these shares and said shares shall be delivered to employee.

ARTICLE III

BENEFITS/BUSINESS EXPENSES

3.1 Benefits. During the Term, Employee shall be entitled to participate in such life, health, accident, disability and hospitalization insurance plans, pension plans and retirement plans as the Company makes available to the employees of the Company as a group.

3.1.1 The company shall provide full PPO health insurance coverage for employees spouse and dependents, should Employee choose such coverage at any time.

3.2 Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his/her duties on behalf of the Company consistent with the Company’s policies and procedures, including prior approval requirements and submission of appropriate supporting documentation.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1 Term of Employment

Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

4.1.1 upon the death of Employee;

4.1.2 upon the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

4.1.3 upon 30 days’ written notice from Employee to the Company;

4.1.4 upon delivery to Employee of written notice of termination by the Company (i) For Cause, or (ii) without cause following receipt of written notice of termination from Employee pursuant to Section 4.1.3 of this Agreement; or

4.1.5 upon delivery to Employee of written notice of termination by the Company without cause;

4.1.6 upon delivery of written notice from Employee to the Company for Good Reason.

4.2 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.2.1 “For Cause” shall mean, in the context of a basis for termination of Employee’s employment with the Company, that:

(a) Employee materially breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 30 days of written notice thereof from the Company (except for breaches of Sections 1.3 and 5 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(b) Employee commits any act of misappropriation of funds or embezzlement; or

(c) Employee commits any egregious act of fraud; or

(d) Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

It is understood that, in the context of termination For Cause under Section 4.2.1 of this Agreement, the failure of Employee to perform assignments and other responsibilities on a timely basis or on a basis satisfactory to the Chairman of the Board shall not constitute breach of this Agreement. Further, the inadvertent and unintentional violations of rules, regulations, guides, handbooks, procedures, policies of the Company shall not be the basis of termination For Cause.

“Good Reason” shall mean, in the context of a basis for termination by Employee of his employment with the Company (i) a reduction in any of compensation or benefits as detailed in Article 2, including but not limited to, a reduction in base salary, annual target bonus opportunity or annual target for long-term incentive award opportunity; (ii) the failure to elect or reelect him as a member of the Board, or the removal of him from the position of Chief Executive Officer; The appointment of another Employee to the Company who is not acceptable to Employee; (iv) a material reduction in his duties and responsibilities, without written consent by Employee,; (v) the assignment to him of duties that are materially inconsistent with his position or duties or that materially impair his ability to function as Chief Executive Officer and any other position in which he is then serving (vi) there has been a material breach by the Company of a any term of this Agreement.

4.3 Effect of Termination

4.3.1 If Employee’s employment is terminated pursuant to Section 4.1.5 (by Company other than For Cause) or Section 4.1.6 (by Employee for Good Reason) Employee shall be entitled to the following (the “Severance Payments”):

(a) for one (1) year following termination of employment, the Company shall: (i) pay to Employee 200% of the current Base Salary at the rate in effect upon termination of employment: (ii) pay the premiums on the COBRA insurance coverage (or in lieu thereof the Company may pay for and acquire insurance that will provide such benefits during such one-year period).

(b) all vesting and time of service shall continue to accrue for a period of two years.

The Company shall be entitled to terminate all Severance Payments upon a breach by Employee of any of his obligations under Section 5 of this Agreement. The Company shall not terminate the Severance Payments without giving Employee a written notice that it believes Employee has breached his obligations under Section 5 of this Agreement and giving Employee at least 15 days to provide evidence or clarification that a breach has not occurred.

4.3.2 Notwithstanding the reason for termination of Employee’s employment, Employee shall be entitled to:

(a) accrued and unpaid Base Salary through the date of termination;

(b) all benefits payable under applicable employee benefit plans in accordance with the terms of such plans;

(c) accrued but unused vacation paid out in accordance with legal requirements

(d) reimbursement for expenses incurred prior to the date of termination in accordance Section 3.2 of this Agreement.

4.3.3 If Employee’s employment is terminated pursuant to Section 4.1.1 (death), Section 4.1.2 (disability), Section 4.1.3 (by Employee other than for Good Reason) or Section 4.1.4 (by the Company For Cause), Employee shall entitled to no severance or other benefits except as provided in Section 4.3.2.

4.3.4 Employee acknowledges that in the event of termination of his employment for any reason, Employee shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 4.3. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

4.3.5 Employee shall have no obligation to offset any payments he receives from the Company following the termination of his employment by any payments he receives from his subsequent employer, except that any payments Employee receives under the employee benefit plans or programs of a subsequent employer shall offset any payments he receives from comparable employment benefit plan or program of the Company.

ARTICLE V

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION; NON-

DISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

5.1 Inventions. All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during his/her employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. The Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions. This Agreement and this subsection does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code.

5.2 Confidential/Trade Secret Information/Non-Disclosure.

5.2.1 Confidential/Trade Secret Information Defined. During the course of Employee’s employment, Employee will have access to various confidential/trade secret information of the Company. “Confidential/trade secret information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business. Employee and the Company agree that the term “confidential/trade secret” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/trade secret information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Employee for the Company, including its affiliates and its predecessors and/or their employees during the term of Employee’s employment with the Company. It does not include any information which (a) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by the Company or its affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Employee after receiving it, or (c) has been received lawfully and in good faith by Employee from a third party who is not and has never been an employee of the Company or its affiliates or predecessors and who did not derive it from the Company or its affiliates or predecessors.

5.2.2 Restriction on Use of Confidential/Trade Secret Information. Employee agrees that his/her use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a) Non-Disclosure. Employee agrees that he/she will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to Employee’s job duties to the Company under this Agreement.

(b) Non-Removal/Surrender. Employee agrees that he/she will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his/her duties under this Agreement. Employee further agrees that he/she shall surrender to the Company all documents and materials in his/her possession or control which contain confidential/trade secret information and which are the property of the Company upon the termination of this Agreement, and that he shall not thereafter retain any copies of any such materials.

5.2.3 Non-Solicitation of Customers/Prohibition Against Unfair Competition. Employee agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Company’s confidential/trade secret information. Employee agrees that, for a period during which the payments described in Section 4.2 are provided, he will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Employee worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of his employment with the Company.

5.3 Conflict of Interest. During Employee’s employment with the Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company.

5.4 Non-Solicitation During Employment. Employee shall not during his employment inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

5.5 Non-Solicitation of Employees. Employee agrees that, for one year following the termination of his employment, he shall not, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment.

5.6 Breach of Provisions. If the Employee breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

5.7 Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

5.8 Definition. For purposes of this section 5, the term “Company” shall be deemed to include any parent, subsidiary or affiliate of the Company.

ARTICLE VI

MISCELLANEOUS

6.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Employee may not assign any of his rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

6.2 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to the Company:	Celtron International, Inc 6779 Mesa Ridge Road San Diego, California 92121 Telephone: (858) 638-9700 Facsimile: (858) 638-4159 Attention: Human Resources

If to Employee:	John Phillips 12544 Sora Way San Diego, California 92129 Telephone: (619) 922-8765

6.3 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.4 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.5 Entire Agreement.

6.5.1 This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

6.5.2 Without limiting the foregoing, the Company and Employee hereby mutually terminate the Existing Agreement. Employee acknowledges and agrees that he has no, and hereby waives any, claims for compensation or benefits of any nature under the Existing Agreement, except as follows:

(a) for reimbursement of expenses that shall be reimbursed pursuant to this Agreement;

(b) for accrued vacation of 329 hours through March 31, 2006; and

(c) deferred compensation of $15,000 as of May 1, 2006 (and the Company agrees to continue to pay such deferred compensation at the rate of $10,000 per month).

6.5.3 The Company acknowledges that nothing in this Agreement terminates those certain Restricted Stock Agreements dated July 28, 2005 and the date hereof, respectively, covering 9,000,000 shares of Common Stock (the “Restricted Stock Agreements”).

6.6 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.7 Authority. The Parties each represent and warrant that it/he or she has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.8 Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.9 Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.10 Applicable Law; Choice of Forum. Any proceeding between the parties arising out of or relating to this Agreement shall be brought in the appropriate forum in San Diego County, California. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

6.11 Arbitration.

6.11.1 Scope. To the fullest extent permitted by law, Employee and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of the Company.

6.11.2 Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in San Diego, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

6.12 This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Employee’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

6.13 Stock. Employee acknowledges and agrees that except for the option granted concurrently with his execution of this Agreement, the option granted with the November 9, 2005 employment agreement and for the stock he purchased pursuant to the Restricted Stock Agreements, he has no option, warrant or other right to receive, purchase or acquire any stock or other security from the Company or any affiliate of the Company, and has not been promised by the Company that he would, in the future, receive any stock or other security.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CELTRON INTERNATIONAL INC., a Nevada Corporation

By:
Name:	Zirk Engelbrecht
Chairman of the Board

John Phillips

Exhibit A to Employment Agreement

Form of Release